Exhibit 99.1

LLEX:OTCQB

NEWS FOR IMMEDIATE RELEASE

LILIS ENERGY CLOSES MERGER WITH BRUSHY RESOURCES AND COMPLETES $20 MILLION EQUITY FINANCING

Expands Company’s Footprint to Permian’s Delaware Basin With Acquisition of 3,458 Core Net Acres

Lilis Executes 1:10 Reverse Stock Split – Files for Nasdaq Relisting

DENVER, COLORADO – June 24, 2016 – Lilis Energy, Inc. (OTCQB: LLEX) today announced the closing of its previously announced merger with San Antonio-based Brushy Resources, Inc. (Brushy). In connection with the merger, Lilis completed a substantial recapitalization whereby the Company completed a private placement of preferred stock for gross proceeds of $20 million, converted its outstanding shares of Series A Preferred Stock, outstanding debentures and certain of its outstanding convertible notes, as well as executed a 1 for 10 reverse stock split. These transactions create a growth-oriented combined company with a strengthened balance sheet and, in addition to its Denver-Julesburg (DJ) Basin holdings, a new focus on the Permian’s Delaware Basin in West Texas and New Mexico, with 3,458 core net acres with over 500 multistack potential drilling locations including 320 in the Wolfcamp formation. As part of the merger, Brushy’s CEO Michael Pawelek and COO Edward Shaw are joining Lilis Energy’s team in senior management roles, and Michael Pawelek and Peter Benz were appointed to the Lilis Board of Directors.

Lilis Energy’s primary acquired assets include:

-	7,217 gross / 3,458 net acres located in the core Delaware Basin in Winkler and Loving Counties, Texas and Lea County, New Mexico.
-	93% of acreage is held by production through the base of all prospective formations.
-	Current daily production of approximately 470 BOE/D (47% oil).
-	18 gross / 12.8 net producing operated wells.
-	Recently drilled 2 gross / 1.6 net horizontals in the Wolfcamp A and Brushy Canyon formations via Re-Entry through existing vertical wellbores.

-	Additional near-term upside with 12 vertical wellbores awaiting horizontal development, initially targeting the Wolfcamp, Bone Springs, and Avalon formations.
-	Estimated Ultimate Recovery (EUR) of potential locations, based on internal estimates, of over 130 million BOE resource potential.
-	Technical expertise in “Window Pane” completion technology, which utilizes existing vertical wellbores and then horizontally fracs and completes wells in selected zones, reducing drilling costs by approximately 40%.

Lilis’s significant legacy assets include:

-	23,031 gross / 13,913 net acres located in the Denver-Julesburg (DJ) Basin in Weld County, Colorado, Laramie County, Wyoming, and Kimball County, Nebraska.
-	71.5% of acreage is held by production.
-	Current daily production of approximately 130 BOE/D, which includes production from its participation in 8 recently drilled Wattenberg Field wells.
-	The DJ acreage is prospective for further development in the Niobrara and Codell Sandstone formations.
-	Over 7 gross identified South Wattenberg and 4 gross North Wattenberg permitted drilling locations.

"This merger marks Lilis’s initial entry into the Permian Basin and the first transaction completed as part of our strategy of growth through the opportunistic acquisition of assets. Brushy has built an attractive position in the Permian’s prolific Delaware Basin, and has consistently delivered strong well results. Our current management team, with deep experience in capital markets, financing and operations, is highly complementary to the seasoned technical and operating capabilities of Brushy’s management. This is a transformative and synergistic acquisition for Lilis. Given the severe challenges presented to exploration and production companies everywhere by a very depressed commodity climate during the last 18 months, this is a testament to the resolve and determination of our Board of Directors and entire management team. I would like to make special note of the great work and dedication of our Exec VP and CFO, Kevin Nanke, and our General Counsel and Secretary, Ariella Fuchs. I would like to especially thank our new fundamental institutional investors, as well as our existing shareholders, for the confidence they have shown in our plan moving forward,” said Avi Mirman, President, CEO and Director of Lilis. “We are excited to have Mike Pawelek, Ed Shaw and Joe Pawelek join our team, and look forward to the contributions of Mike, as well as Peter Benz, to our board. The recent moves we've taken to strengthen the Company's balance sheet, including the successful $20 million financing and pay-down and conversion of debt, position us very well to further develop our assets. Additionally, we will continue to be opportunistic to pursue additional acquisitions in our core areas.”

Michael Pawelek, Brushy’s CEO, commented, “We are excited to have concluded this beneficial merger which brings a combination of attractive producing assets and acreage position. Our team looks forward to working with the Lilis team to ramp up the development of our Delaware and DJ leasehold. We consider these two basins, which continue to flourish, to be the best basins in the country, with multiple stack plays and numerous identified drilling targets for expected growth of reserves and revenue.”

Transaction Details

In connection with the merger with Brushy, Lilis issued approximately 5.8 million shares of its common stock, post stock split, and assumed and restructured and/or paid Brushy’s $13.55 million in debt (see Recapitalization Plan below). In addition, Brushy has divested certain of its assets in South Texas to its subordinated lender in exchange for the extinguishment of $20.5 million in subordinated debt, payment of $500,000 in cash, the issuance of a $1 million subordinated note, and a warrant to purchase 200,000 shares of common stock.

Lilis also announced that it closed a previously announced private placement of 20,000 shares of its Series B 6.0% Convertible Preferred Stock for gross proceeds of $20 million. Lilis used a portion of the proceeds from the offering to fund costs associated with closing the merger and for debt repayment. The Company intends to use the remaining proceeds for drilling and development costs, and working capital.

Further, Lilis announces that it has completed a reverse stock split of 1:10, effective on June 23, 2016, in conjunction with the closing of the merger. The company has reapplied for listing on the Nasdaq Capital Market.

Recapitalization Transactions

Lilis has completed several significant steps to strengthen the balance sheet of the combined company and overall financial position. These steps included the following and reflect post-reverse split information:

•	Full conversion of $6.85 million in aggregate principal amount of its outstanding 8% Senior Secured Convertible Debentures into 1.37 million shares of common stock at a price of $5.00 per share. Outstanding interest of $1.83 million has been forfeited by the Debenture holders.
•	Full conversion of its Series A Preferred Stock, with a liquidation value of approximately $8.25 million, into 1.5 million shares of common stock at a price of $5.00 per share. Dividends of $887,000 have been forfeited by the Preferred shareholders.

•	Conversion of an aggregate principal amount of approximately $4.0 million in its short-term convertible bridge notes into common stock at a price of $1.10 per share. Outstanding interest of $188,000 has been forfeited by the holders.
•	Assumed $13.55 million of Brushy’s debt, paid $8 million, and entered into an amended forbearance agreement for Brushy’s senior secured credit facility with Independent Bank with a current outstanding principal amount of $5.5 million with interest at 6.5%, maturing on December 15, 2016.
•	Repaid its senior lender, Heartland Bank, at a discount of $250,000, resulting in the elimination of $2.75 million in senior secured debt.
•	Executed a reverse stock split of 1:10.

After taking into account the Recapitalization Transactions described above, combined with the issuance of approximately 5.8 million shares of Lilis’s common stock to Brushy, Lilis has approximately 15.46 million shares of common stock outstanding as of today’s date. Additionally, the newly issued Series B Preferred shares are convertible into 18.2 million shares of common stock. The accompanying 9.1 million warrants have a term of two years and an exercise price of $2.50.

T.R. Winston & Company, LLC and KES 7 Capital Inc. acted as placement agents for the private placement of Series B Preferred Stock.

For further details on the above transactions, please see the Company’s reports filed with the SEC.

About Lilis Energy, Inc.

Lilis Energy, Inc. is a Denver-based independent oil and gas exploration and production company that operates in the Denver-Julesburg (DJ) Basin and the Permian’s Delaware Basin, considered amongst the leading resource plays in North America. Lilis’s total net acreage in the DJ is approximately 14,000 acres, and total net acreage in the Permian Basin is approximately 3,500. Lilis Energy's near-term E&P focus is to grow current reserves and production, and pursue strategic acquisitions in its core areas. For more information, please contact MDC Group: (414) 351-9758 or visit www.lilisenergy.com.

Forward Looking Statements

This press release may include or incorporate by reference "forward-looking statements" as defined by the SEC, including but not limited to statements regarding Lilis Energy's expectations, beliefs, intentions or strategies regarding the future. These statements are qualified by important factors that could cause Lilis Energy's actual results to differ materially from those reflected by the forward-looking statements. Such factors include but are not limited to Lilis Energy's ability to finance its continued exploration, drilling operations and working capital needs, and the general risks associated with oil and gas exploration and development, including those risks and factors described from time to time in Lilis Energy's reports filed with the SEC.

Contact:

MDC GROUP

Investor Relations

David Castaneda

(414) 351-9758

Media Relations

Susan Roush

(805) 624-7624